Exhibit 99.1

Contact:

Jim Havel, Interim Chief Financial Officer

Chris McGinnis, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 2nd Quarter Results;

Increases 2015 Guidance Range

ST. LOUIS, July 28, 2015 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2015 second quarter net income attributable to Express Scripts stockholders of $600.1 million, or $0.88 per diluted share. Adjusted earnings per diluted share, as detailed in Table 4, were $1.44 for the second quarter. 1

“It is clear many companies across healthcare are validating the need for size and scale,” said George Paz, Chairman and Chief Executive Officer. “But, what matters most is how that size and scale is leveraged. In our case, that means creating a business model fully aligned with client needs. By aligning our interests with those of our patients and clients our scale is focused on driving down costs while improving health outcomes. Our focused size and scale helps us make prescription drugs safer and more affordable which benefits everyone in healthcare – patients, plan sponsors and medical professionals. We are pleased with our second quarter results and outperforming our guidance. Our results are a testament to our model of driving performance through our focused scale and alignment.”

Second Quarter 2015 Review

The following compares second quarter 2015 and 2014 operating results:

•	Adjusted claims of 321.2 million, down 1% – See Table 1

•	Adjusted EBITDA of $1,794.5 million, up 3% – See Table 3

•	Adjusted EBITDA per adjusted claim of $5.59, up 4% – See Table 3

•	GAAP revenue of $25,454.2 million, up 1%

•	GAAP net income of $600.1 million, up 16%

•	Adjusted net income of $979.1 million, up 4% – See Table 5

•	GAAP diluted earnings per share of $0.88, up 31%

•	Adjusted earnings per diluted share of $1.44, up 17% - See Table 4

•	Net cash flow provided by operating activities of $899.9 million, up 22%

As expected, revenue and operating income of $141.7 million related to a large client contract was realized in the second quarter of 2015 compared to $129.4 million in the second quarter of 2014 due to the structure of the contract.

[1]	All net income, earnings per share, adjusted EBITDA, adjusted EBITDA per adjusted claim, adjusted net income and adjusted earnings per share amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

On April 28, 2015, the Company entered into a credit agreement with Credit Suisse AG, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders and agents named therein, providing for a five-year $2.0 billion revolving loan facility, a two-year $2.5 billion term loan and a five-year $3.0 billion term loan. The Company used the proceeds to repay its previously existing term loan and to terminate the commitments under its existing revolving loan facility and to execute an accelerated share repurchase program (“ASR”) and used the remaining proceeds for other general corporate purposes.

On April 29, 2015, as discussed in the previous paragraph, the Company entered into an agreement to repurchase shares of common stock for an aggregate purchase price of $5,500.0 million under an ASR. Upon payment of the purchase price, the Company received 55.1 million shares of its common stock at a price of $84.79 per share, which represented approximately 85% of the $5,500.0 million purchase price. The ASR program will be completed in the first half of 2016. Due to the utilization in the ASR, 28.6 million shares remain available under the share repurchase program.

2015 Guidance

Due to Express Scripts’ model of alignment and focused scale, the Company exceeded its second quarter adjusted earnings per diluted share guidance. Therefore, the Company is increasing guidance from a range of $5.37 to $5.47 to a range of $5.46 to $5.54, which raises the mid-point from $5.42 to $5.50. The new guidance range represents growth of 12% to 14% over 2014. The execution of the ASR enabled the Company to update its capital structure plan and revise the diluted weighted average shares outstanding range for 2015, resulting in an approximate $0.05 increase to its adjusted earning per diluted share guidance. The remaining increase is largely due to improved operating results. Additional details on this guidance can be found in Table 6 including items excluded from the range.

The Company expects the following for the third quarter of 2015:

	Estimated Quarter Ending September 30, 2015	Year Over Year Change
(in millions, except per share data)
Adjusted claims	320 to 340	(3%) to 4%
Adjusted earnings per diluted share	$1.41 to $1.45	9% to 12%

2016 Business Outlook

The retention rate for the 2015 selling season is expected to be in the range of 95% - 97%, while the acquisition of Coventry will result in an additional decline of approximately 3% of claims. Although 2016 claims volume is impacted by many ongoing factors that remain unsettled, the Company’s preliminary estimates indicate that 2016 adjusted claims will be in the range of 1,255 million to 1,295 million.

“Express Scripts has built a unique business model focused on our clients’ best interests. This singular focus on client alignment has never been more important than it is in today’s complex and challenging healthcare environment,” said George Paz, Chairman and Chief Executive officer. “Due to the dynamics of the market, we continue to invest in a broad set of innovative pharmacy solutions designed to lower costs, eliminate waste and improve health outcomes. Express Scripts is well positioned to serve clients through focused scale, alignment and innovative solutions which will drive value and earnings growth in the future.”

“The discussions we are having with our clients are forward-looking and focused on how we can collaborate to provide better access to medicine for our patients while controlling costs,” said Tim Wentworth, President. “It is exactly where we want to be as a company: actively engaging with clients, bringing to bear our innovative solutions, operational excellence, specialized care and bold actions to add more value to the pharmacy benefit as we better serve clients and patients. We are proud of the relationships we have built with clients, consultants and prospects, who are more interested than ever in what Express Scripts can do for them and their members.”

About Express Scripts

Express Scripts manages more than one billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision Science®, our innovative approach to help individuals make the best benefit choices, drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2015 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Part I, Item 2 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on July 28, 2015, and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2015. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2015	2014	2015	2014
Revenues(*)	$25,454.2	$25,111.0	$50,353.8	$48,796.0
Cost of revenues(*)	23,323.0	23,103.3	46,388.6	45,037.9

Gross profit	2,131.2	2,007.7	3,965.2	3,758.1
Selling, general and administrative	998.5	1,041.7	2,005.9	2,082.9

Operating income	1,132.7	966.0	1,959.3	1,675.2

Other (expense) income:
Interest income and other	6.0	10.3	11.3	21.4
Interest expense and other	(132.3)	(134.7)	(248.7)	(259.2)

	(126.3)	(124.4)	(237.4)	(237.8)

Income before income taxes	1,006.4	841.6	1,721.9	1,437.4
Provision for income taxes	400.3	318.9	668.7	580.2

Net income	606.1	522.7	1,053.2	857.2
Less: Net income attributable to non-controlling interest	6.0	7.5	12.0	13.7

Net income attributable to Express Scripts	$600.1	$515.2	$1,041.2	$843.5

Weighted-average number of common shares outstanding during the period:
Basic	675.4	758.1	701.7	766.7
Diluted	681.4	766.5	708.3	776.4

Earnings per share:
Basic	$0.89	$0.68	$1.48	$1.10
Diluted	$0.88	$0.67	$1.47	$1.09

(*)	Includes retail pharmacy co-payments of $2,322.4 million and $2,578.5 million for the three months ended June 30, 2015 and 2014, respectively, and $4,956.7 million and $5,476.4 million for the six months ended June 30, 2015 and 2014, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

(in millions)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$721.0	$1,832.6
Receivables, net	6,494.5	5,979.8
Inventories	1,650.0	2,113.2
Deferred taxes	423.8	390.8
Prepaid expenses and other current assets	348.4	251.7

Total current assets	9,637.7	10,568.1
Property and equipment, net	1,411.9	1,584.0
Goodwill	29,279.6	29,280.9
Other intangible assets, net	11,400.6	12,255.2
Other assets	138.0	110.7

Total assets	$51,867.8	$53,798.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,213.6	$8,488.2
Accounts payable	3,322.7	3,137.3
Accrued expenses	2,182.8	2,836.1
Current maturities of long-term debt	2,149.7	2,555.3

Total current liabilities	15,868.8	17,016.9
Long-term debt	14,583.9	11,012.7
Deferred taxes	4,761.7	4,923.2
Other liabilities	822.4	782.1

Total liabilities	36,036.8	33,734.9

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 853.3 and 848.6, respectively; shares outstanding: 675.7 and 726.1, respectively	8.5	8.5
Additional paid-in capital	22,078.7	22,671.4
Accumulated other comprehensive (loss) income	(3.4)	2.1
Retained earnings	6,961.6	5,920.4

	29,045.4	28,602.4
Common stock in treasury at cost, 177.6 and 122.5 shares, respectively	(13,223.2)	(8,548.2)

Total Express Scripts stockholders’ equity	15,822.2	20,054.2

Non-controlling interest	8.8	9.8

Total stockholders’ equity	15,831.0	20,064.0

Total liabilities and stockholders’ equity	$51,867.8	$53,798.9

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Six Months Ended June 30,
(in millions)	2015	2014
Cash flows from operating activities:
Net income	$1,053.2	$857.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,144.9	1,111.2
Deferred income taxes	(194.0)	(212.2)
Employee stock-based compensation expense	54.4	54.4
Other, net	(40.0)	(35.1)
Changes in operating assets and liabilities:
Accounts receivable	(544.9)	(1,163.0)
Inventories	463.1	104.1
Other current and noncurrent assets	(123.8)	(44.8)
Claims and rebates payable	(274.6)	801.2
Accounts payable	207.9	65.2
Accrued expenses	(600.5)	(358.2)
Other current and noncurrent liabilities	35.6	9.5

Net cash flows provided by operating activities	1,181.3	1,189.5

Cash flows from investing activities:
Purchases of property and equipment	(107.1)	(208.8)
Other	2.2	6.7

Net cash used in investing activities	(104.9)	(202.1)

Cash flows from financing activities:
Proceeds from long-term debt, net	5,500.0	2,490.1
Treasury stock acquired	(5,500.0)	(2,659.9)
Repayment of long-term debt	(2,315.8)	(315.8)
Net proceeds from employee stock plans	129.5	312.1
Excess tax benefit relating to employee stock compensation	48.3	65.9
Other	(47.7)	(35.8)

Net cash used in financing activities	(2,185.7)	(143.4)

Effect of foreign currency translation adjustment	(2.3)	(0.2)

Net (decrease) increase in cash and cash equivalents	(1,111.6)	843.8
Cash and cash equivalents at beginning of period	1,832.6	1,991.4

Cash and cash equivalents at end of period	$721.0	$2,835.2

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Claims Volume
Network	228.2	231.0	447.3	461.7
Home delivery and specialty (1)	30.2	32.0	60.4	62.5

Total claims	258.4	263.0	507.7	524.2

Total adjusted claims (2)	321.2	324.5	628.8	644.5

Depreciation and Amortization (D&A):
Revenue amortization (3)	$23.8	$28.5	$47.6	$57.0
Cost of revenues depreciation	29.8	32.1	76.5	62.7
Selling, general and administrative depreciation	125.7	88.2	202.9	172.6
Selling, general and administrative amortization (3)	408.9	409.3	817.9	818.9

Total D&A	$588.2	$558.1	$1,144.9	$1,111.2

Generic Fill Rate*
Network	85.5%	83.9%	85.3%	83.6%
Home delivery	79.6%	76.9%	79.2%	76.7%
Overall	84.7%	83.0%	84.5%	82.7%

Note: See Appendix for Footnotes

*	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g. therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross profit, as reported	$2,131.2	$2,007.7	$3,965.2	$3,758.1
Amortization of intangible assets (3)	23.8	28.5	47.6	57.0
Transaction and integration costs (4)	40.7	108.6	95.4	216.4

Adjusted gross profit	$2,195.7	$2,144.8	$4,108.2	$4,031.5

Selling, general and administrative, as reported	$998.5	$1,041.7	$2,005.9	$2,082.9
Amortization of intangible assets (3)	408.9	409.3	817.9	818.9
Transaction and integration costs (4)	88.1	129.8	129.0	255.1
Legal settlement (5)	—	—	60.0	—

Adjusted selling, general and administrative	$501.5	$502.6	$999.0	$1,008.9

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of net income attributable to Express Scripts to EBITDA and Adjusted EBITDA attributable to Express Scripts. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Express Scripts, as reported	$600.1	$515.2	$1,041.2	$843.5
Provision for income taxes	400.3	318.9	668.7	580.2
Depreciation and amortization*	588.2	558.1	1,144.9	1,111.2
Other expense	126.3	124.4	237.4	237.8

EBITDA attributable to Express Scripts, as reported	1,714.9	1,516.6	3,092.2	2,772.7
Transaction and integration costs (4)*	79.6	218.6	154.4	433.5
Legal settlement (5)	—	—	60.0	—

Adjusted EBITDA attributable to Express Scripts	$1,794.5	$1,735.2	$3,306.6	$3,206.2

Total adjusted claims	321.2	324.5	628.8	644.5

Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$5.59	$5.35	$5.26	$4.97

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of certain charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA attributable to Express Scripts is earnings before income taxes, depreciation and amortization and other expense, or alternatively calculated as operating income plus depreciation and amortization. EBITDA attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA attributable to Express Scripts, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA attributable to Express Scripts may not be comparable to that used by other companies.

Adjusted EBITDA attributable to Express Scripts per adjusted claim is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. We have calculated adjusted EBITDA attributable to Express Scripts excluding transaction and integration costs recorded each year, and a legal settlement, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA attributable to Express Scripts per adjusted claim is calculated by dividing adjusted EBITDA attributable to Express Scripts by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA attributable to Express Scripts performance on a per-unit basis. Adjusted EBITDA attributable to Express Scripts, and as a result, adjusted EBITDA attributable to Express Scripts per adjusted claim, are each affected by the changes in claim volumes between retail and home delivery, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

*	Depreciation and amortization for the three months ended June 30, 2015 and 2014 presented above includes $49.2 million and $19.8 million, respectively, of depreciation related to the integration of Medco Health Solutions, Inc. (“Medco”) which is not included in transaction and integration costs. Depreciation and amortization for the six months ended June 30, 2015 and 2014 presented above includes $70.0 million and $38.0 million, respectively, of depreciation related to the integration of Medco which is not included in transaction and integration costs.

Table 4

Calculation of Express Scripts Holding Company Adjusted Diluted EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$0.88	$0.67	$1.47	$1.09

Excluding items indicated:
Transaction and integration costs (4)	0.12	0.20	0.20	0.37
Legal settlement (5)	—	—	0.05	—
Debt redemption costs (7)	0.01	—	0.01	—
Discrete tax items (6)	0.04	—	0.04	0.05
Amortization of intangible assets (3)	0.39	0.36	0.76	0.70

Diluted EPS attributable to Express Scripts, adjusted	$1.44	$1.23	$2.53	$2.21

Note: See Appendix for Footnotes

The Company is providing diluted EPS attributable to Express Scripts and adjusted diluted EPS attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,006.4	$400.3		$1,721.9	$668.7
Net income attributable to non-controlling interest	(6.0)	—		(12.0)	—

Income before income taxes attributable to Express Scripts	1,000.4	400.3	40.0%	1,709.9	668.7	39.1%

Excluding items indicated:
Transaction and integration costs(4)	128.8	48.5		224.4	84.4
Legal settlement(5)	—	—		60.0	22.5
Debt redemption costs(7)	9.2	3.5		9.2	3.5
Discrete tax items(6)	—	(23.4)		—	(25.7)
Amortization of intangible assets(3)	432.7	163.1		865.5	325.4

Income before income taxes attributable to Express Scripts, as adjusted	$1,571.1	$592.0	37.7%	$2,869.0	$1,078.8	37.6%

Adjusted net income attributable to Express Scripts		$979.1			$1,790.2

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5A

Calculation of Express Scripts Holding Company Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended June 30, 2014			Six Months Ended June 30, 2014
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$841.6	$318.9		$1,437.4	$580.2
Net income attributable to non-controlling interest	(7.5)	—		(13.7)	—

Income before income taxes attributable to Express Scripts	834.1	318.9	38.2%	1,423.7	580.2	40.8%

Excluding items indicated:
Transaction and integration costs(4)	238.4	90.5		471.5	179.5
Debt redemption costs(7)	4.4	1.7		4.4	1.7
Discrete tax items(6)	—	(1.9)		—	(38.0)
Amortization of intangible assets(3)	437.8	166.1		875.9	333.5

Income before income taxes attributable to Express Scripts, as adjusted	$1,514.7	$575.3	38.0%	$2,775.5	$1,056.9	38.1%

Adjusted net income attributable to Express Scripts		$939.4			$1,718.6

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 6

Express Scripts Holding Company 2015 Guidance Information

	Estimated Year Ending December 31, 2015	Estimated Year Ending December 31, 2015
(in millions, except per share and per claim data)	Current Guidance	Previous Guidance
Adjusted EPS attributable to Express Scripts*	$5.46 to $5.54	$5.37 to $5.47
Year over year growth	12%-14%	10%-12%
Total adjusted claims	1,280 to 1,320	1,280 to 1,320
Adjusted selling, general and administrative*	$1,950 to $2,025	$1,925 to $2,000
Depreciation**	$420 to $440	$420 to $460
Effective income tax rate	37.5% to 37.7%	37.3% to 37.7%
Adjusted EBITDA*	$6,960 to $7,120	$6,925 to $7,125
Adjusted EBITDA per adjusted claim*	$5.30 to $5.50	$5.25 to $5.45
Diluted weighted average shares outstanding during the period	695 to 705	695 to 715
Cash flow from operations	$4,500 to $5,000	$4,500 to $5,000
Capital expenditures	$300 to $350	$300 to $400

GAAP items not included in guidance (*)

The Company anticipates full-year 2015 integration costs to be approximately $250 million, but the exact amount is indeterminable. Accordingly, the Company is unable to include these charges in the list of GAAP items not included in guidance for 2015 full-year adjusted earnings per diluted share attributable to Express Scripts, adjusted selling, general and administrative, adjusted EBITDA and adjusted EBITDA per adjusted claim or to provide a reconciliation to the corresponding GAAP measure. In addition, full-year 2015 integration costs excludes a non-cash adjustment to depreciation and amortization of approximately $144 million related to the acceleration of remaining useful lives for Medco acquired assets. 2015 Adjusted EPS will exclude amortization of intangible assets per diluted share in the range of $1.53 to $1.57.

**	Approximately $305 to $325 million of this depreciation guidance is included in the guidance for adjusted selling, general and administrative expenses. The remainder of the depreciation guidance is reported in cost of goods sold.

Appendix

Footnotes

(1)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs, (b) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.

(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts Inc. (“ESI”) intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem which commenced upon closing of the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $23.8 million ($14.8 million net of tax) and $28.5 million ($17.7 million net of tax) is included as a reduction to revenue for the three months ended June 30, 2015 and 2014, respectively. Intangible amortization of $47.6 million ($29.7 million net of tax) and $57.0 million ($35.3 million net of tax) is included as a reduction to revenue for the six months ended June 30, 2015 and 2014, respectively.

Other legacy ESI intangible amortization of $9.4 million ($5.9 million net of tax) and $9.4 million ($5.9 million net of tax) for the three months ended June 30, 2015 and 2014, is included in selling, general and administrative expense, respectively. Other legacy ESI intangible amortization of $18.8 million ($11.8 million net of tax) and $18.8 million ($11.7 million net of tax) for the six months ended June 30, 2015 and 2014, is included in selling, general and administrative expense, respectively.

Amortization of intangible assets related to the acquisition of Medco Health Solutions, Inc. of $399.5 million ($248.9 million net of tax) and $399.9 million ($248.1 million net of tax) for the three months ended June 30, 2015 and 2014, is included in selling, general and administrative expense, respectively. Amortization of intangible assets related to the acquisition of Medco Health Solutions, Inc. of $799.1 million ($498.6 million net of tax) and $800.1 million ($495.4 million net of tax) for the six months ended June 30, 2015 and 2014, is included in selling, general and administrative expense, respectively.

(4)	Transaction and integration costs include those costs directly related to the acquisition of Medco.

Costs of $40.7 million ($25.3 million net of tax) and $108.6 million ($67.4 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the three months ended June 30, 2015 and 2014, respectively. Costs of $95.4 million ($59.5 million net of tax) and $216.4 million ($134.0 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the six months ended June 30, 2015 and 2014, respectively.

Costs of $88.1 million ($55.0 million net of tax) and $129.8 million ($80.5 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the three months ended June 30, 2015 and 2014, respectively. Costs of $129.0 million ($80.5 million net of tax) and $255.1 million ($158.0 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the six months ended June 30, 2015 and 2014, respectively.

(5)	Charge related to a legal settlement of $60.0 million ($37.5 million net of tax) is included in selling, general and administrative expense for the six months ended June 30, 2015.

(6)	Provision for income taxes includes discrete tax charges of $23.4 million and $25.7 million for the three and six months ended June 30, 2015, primarily relates to the deferred tax implications of newly enacted state laws and changes in our unrecognized tax benefits, and discrete tax charges of $1.9 million and $38.0 million for the three and six months ended June 30, 2014, primarily relates to interest on and changes in unrecognized tax benefits and the deferred tax implications of newly enacted state laws.

(7)	Debt redemption costs, which include write-off of deferred financing fees incurred for the early repayment of the 2011 term loan, totaled $9.2 million ($5.7 million net of tax) and $4.4 million ($2.7 million net of tax) and are included in interest expense for the three and six months ended June 30, 2015 and 2014, respectively.